SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

9172 Eton Avenue
Chatsworth, California 91311

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, June 7, 2002

To the Stockholders of INTERNATIONAL REMOTE IMAGING SYSTEMS, INC:

      The Annual Meeting of Stockholders of International Remote Imaging Systems, Inc. will be held at the Company’s Headquarters, located at 9172 Eton Avenue, Chatsworth, California, on Friday, June 7, 2002 at 3:00 p.m. local time for the following purposes:

1. To elect one Class 3 Director to hold office until the year 2005 annual meeting or until his successor is elected and qualified;

2. To ratify the selection of BDO Seidman, LLP as independent public accountants for the fiscal year ending December 31, 2002; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on April 10, 2002, as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

      All stockholders are cordially invited to attend the meeting in person. In any event, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors

JOHN A. O’MALLEY
Chairman of the Board,
President and Chief Executive Officer

April 18, 2002

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

THE ANNUAL MEETING IS ON JUNE 7, 2002. PLEASE RETURN YOUR PROXY IN TIME.

INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

9172 Eton Avenue
Chatsworth, California 91311

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, June 7, 2002

GENERAL INFORMATION AND VOTING RIGHTS

      This proxy statement (the Proxy Statement) and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of International Remote Imaging Systems, Inc., a Delaware corporation (IRIS or the Company), for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held at the Company’s Headquarters, located at 9172 Eton Avenue, Chatsworth California, on Friday, June 7, 2002, at 3:00 p.m. local time, and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of the Company’s Annual Report, which includes our Form 10-K (without exhibits), for the fiscal year ended December 31, 2001. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. The Company anticipates that the Proxy Statement and enclosed proxy will first be mailed or given to its stockholders on or about April 18, 2002.

      A proxy may be revoked by filing with the Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting does not itself revoke an otherwise valid proxy; however, any stockholder who attends such meeting may orally revoke his proxy at the Annual Meeting and vote in person. All properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the nominee as the Class 3 Director and FOR Proposal 2. In addition, the proxy holders will vote in their sole discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

      The cost of solicitation of proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. The Company may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

      Only holders of record of the Company’s common stock at the close of business on April 10, 2002 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On that date, there were 10,374,759 shares of common stock outstanding. Each holder of record is entitled to one vote for each share of common stock held on all matters to come before the meeting.

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information regarding those individuals currently serving as the directors and executive officers of the Company:

Name	Age	Position with the Company

John A. O’Malley	68	Chairman of the Board, Chief Executive Officer and President
Steven M. Besbeck	54	Director
Thomas F. Kelley	69	Director
Richard G. Nadeau	66	Director
Cesar M. Garcia	49	Corporate Executive Vice President
John Y. Caloz	50	Corporate Vice President, Chief Financial Officer and Secretary
Achille M. Bigliardi	59	Corporate Vice President and President of Iris Diagnostics
Robert A. Mello	48	Corporate Vice President and General Manager of StatSpin
Ken Castleman	60	President of Advanced Digital Imaging Research, LLC

      The Board of Directors is divided into three classes with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. Executive officers serve at the discretion of the Board of Directors. There are no familial relationships among the directors and executive officers of the Company.

      John A. O’Malley has served as a director since 1988 and became President and Chief Executive Officer in the third quarter of 1999 and Chairman of the Board of Directors in January 2000. From November 1998 to August 1999, he served IRIS as a member of the Office of the Chief Executive. Before that he was President of Second Opinion, a consulting firm serving the healthcare diagnostic and biotechnology industry. Simultaneously he shared the presidency, in addition to being a director and Chief Operating Officer, of Litmus Concepts, Inc. (LCI), a developer of point-of-care diagnostic tests for the women’s healthcare market. He is also a director of Vital Sounds, Inc., a privately held development-stage company developing a unique sensitive stethoscope. Prior to establishing Second Opinion, he was worldwide director of chemical manufacturing operations for the Milligen/ Biosearch Division which Millipore Corporation acquired from New Brunswick Scientific where Dr. O’Malley had been its Vice President and General Manager of the Biosearch division. Previously, he was President of Primary Diagnostic Systems and President of Smith Kline Instruments, both in vitro diagnostic (“IVD”) companies. Dr. O’Malley received his B.S. degree in Chemistry from Rutgers, the State University of New Jersey, and his Ph.D. degree in Physical Chemistry from the University of Pennsylvania.

      Steven M. Besbeck has served as a director since 1990. He is President, Chief Executive Officer and Chief Financial Officer of Creative Computer Applications, Inc., a position he has held since 1983, as well as one of its directors since 1980. Creative Computer Applications designs, develops, services and markets clinical information systems for laboratory, pharmacy and radiology departments in hospitals, clinics and other healthcare providers. Prior to that, Mr. Besbeck was a director, President and Chief Executive Officer of American Cytogenetics, Inc., a provider of specialty clinical laboratory services from 1975 through 1983. Mr. Besbeck holds a B.S. in Finance from California State University, Long Beach.

      Thomas F. Kelley was appointed a director in March 1996 and elected to his first three-year term in June of that year. Until February 1, 1998, he was also a Vice President of the Company and the General Manager of StatSpin. Dr. Kelley was Chief Executive Officer of Imagepath Systems, Inc. an IVD imaging systems integrator from 1996 through 2001. From 1982 to the time of its acquisition by the Company, he was President and Chairman of the Board of StatSpin. Prior to founding StatSpin, Dr. Kelley was employed by Instrumentation Laboratory, Inc., in roles of Director of Market Development and Director of Applied Research, among others. Dr. Kelley received his B.A. and M.A. degrees in Biology from Boston University in 1954 and 1955, respectively, and his Ph.D. in Biochemistry from Brown University in 1959. He also serves as a director of BioNostics, Inc., an Acton, Massachusetts-based original equipment and private-label manufacturer of reagents, controls and calibrators.

      Richard G. Nadeau was appointed a director in January 1999 when the Board was enlarged from four to five members. He is Chairman and Chief Executive Officer of Vistair, Inc., a company he founded in 1984 that funds small businesses during their seed phase primarily in the high technology fields. Concurrently, Dr. Nadeau held senior positions with various IVD equipment companies, including Chairman and Chief Executive Officer of Cytometrics, Inc., President and Chief Executive Officer of EM Diagnostic Systems, Inc., Senior Vice President and Chief Technical Officer of Technicon Instrument Corporation, President of the Diagnostics Division (North America) of Technicon Instrument Corporation, President of Ortho Diagnostics, Inc., a subsidiary of Johnson & Johnson, Inc., and Worldwide Marketing Manager for the Automatic Clinical Analysis Division of E.I. DuPont de Nemours & Co. Cytometrics, Inc. was liquidated under Chapter 7 of the U.S. Bankruptcy Code in 2001. He currently serves on the Board of Directors for the Advanced Medical Technology Association (AdvaMed) and has served as an advisor and consultant to the Food and Drug Administration, Centers for Disease Control, the World Health Organization and the National Bureau of Standards. Dr. Nadeau is a former President of the National Committee for Clinical Laboratory Standards and former Board Member of the European Committee for Clinical Laboratory Standards. He earned his B.S. in Pre-Med and M.S. in Biochemistry at the University of New Hampshire and his Ph.D. in Biochemistry at West Virginia University.

      Cesar M. Garcia joined the Company in January, 2002 and is Executive Vice President, responsible for both the Iris Diagnostics and StatSpin divisions. Mr. Garcia has over 15 years of experience in medical device manufacturing. Prior to joining IRIS, Mr. Garcia was Sr. Vice President, Operations and Program Management for Cytometrics Inc., of Philadelphia, PA., an early stage manufacturer of non-invasive, photonics-based medical devices. From 1994 to 1998, he was Vice President of Operations and Engineering at Datascope Corp. of Paramus, NJ., which manufactures medical devices for interventional cardiology, anesthesiology and critical care monitoring. Ten years prior, Mr. Garcia worked first for Humacao, a subsidiary of Bayer USA, in Puerto Rico and later acted as Director, Hematology Business Unit for Bayer Diagnostics of Tarrytown, NY. Mr. Garcia earned his B.S. in Industrial Engineering (Cum Laude) at the University of Puerto Rico and received an Advanced Management Certificate from Pace University, Pleasantville, NY.

      John Y. Caloz joined the Company in August 2001 and is Vice President, Chief Financial Officer and Corporate Secretary. Prior to joining IRIS, he held the office of CFO at Synarc, Inc., of San Francisco, CA. From 1993 to 1999, he was Senior Vice President and CFO of Phoenix International Life Sciences Inc. in Montreal, Canada, a multi-national contract research organization. From 1983 to 1993, Mr. Caloz was a partner at Rooney, Greig, Whitrod, Filion & Assoc. of Saint Laurent, Quebec, Canada, a firm of Chartered Accountants. He is a Chartered Accountant and holds a degree from York University, Toronto, Canada.

      Achille M. Bigliardi joined the Company in 1991 as Western Regional Sales Manager and was promoted to Director of Sales in 1993, to Vice President of Sales and Service in 1994, to General Manager of Iris Diagnostics in 1997 and to Corporate Vice President and President of Iris Diagnostics in 2000. From 1982 until joining IRIS, Mr. Bigliardi served as Executive Vice President and General Manager of Sclavo, Inc., a European-based multinational medical diagnostics company, and was President and co-founder of Aktis Corporation, a development-stage IVD company, prior to its acquisition by Sclavo. He also served as Vice President and Director of Marketing of SSI, Inc., and before then as Director of Sales of International Diagnostic Technology, both medical diagnostics companies. Mr. Bigliardi earned his B.S. and M.S. in Electrical Engineering from the University of Michigan.

      Robert A. Mello joined the Company in April 2000 and is Corporate Vice President and President of the StatSpin division. Mr. Mello has 26 years of experience in medical device manufacturing, service, marketing and engineering. Since 1988, he has been an executive with bioMerieux, which designs, manufactures and markets medical instruments and consumables for immunodiagnostic and microbiology laboratories worldwide. Most recently, Mr. Mello has been bioMerieux’s Vice President of Operations at their facility in the Boston area. Before that, he was Vice President of Disposables Manufacturing at bioMerieux’s clinical microbiology facility in St. Louis. Prior to joining bioMerieux, he held senior management positions with Medical & Scientific Designs and Ortho Diagnostics Inc., a division of Johnson & Johnson. Mr. Mello holds degrees in both Electrical Engineering and Business Management and has global experience in the IVD market.

      Kenneth R. Castleman founded Perceptive Systems, Inc. (PSI), the predecessor company to ADIR. PSI developed imaging instruments for cytogenetics, introducing many innovations into the field. When the Company acquired PSI in 1996, Dr. Castleman headed this newly created division, and in March 2000, he continued to head the research and development division of PSI, named Advanced Digital Imaging Systems, LLC, following the sale by the Company of substantially all of the other assets of PSI. From 1970 through 1985 he was a Senior Scientist at NASA’s Jet Propulsion Laboratory in Pasadena, CA, where he developed digital imaging techniques for a variety of medical applications. During that period he was also a Lecturer at Caltech, and a Research Fellow at USC and at UCLA. He currently serves on advisory boards at the National Institutes of Health, The University of Texas, Carnegie-Mellon University, and the FBI. Dr. Castleman holds Bachelor’s, Master’s, and Ph.D. degrees in electrical engineering from the University of Texas at Austin and is a member of the National Space Association’s Space Technology Hall of Fame.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and officers and its significant stockholders (defined by statute as stockholders beneficially owning more than 10% of the common stock) are required to file with the Securities and Exchange Commission and the Company reports of ownership, and changes in ownership, of common stock. Based solely on a review of the reports received by it, the Company believes that, during the year ended December 31, 2001, all of its officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of common stock as of March 12, 2002 by (i) persons known to the Company beneficially to own more than 5% of the outstanding common stock, (ii) directors of the Company, (iii) the executive officers named below in the “Summary Compensation Table” and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names, subject to community property laws where applicable

	Number of Shares	Percent of
Name of Beneficial Owner(1)	Beneficially Owned(2)(4)	Class(3)(4)

John A. O’Malley(7)	519,111	4.8
Steven M. Besbeck	102,288	1.0
Thomas F. Kelley	171,556	1.6
Richard G. Nadeau	94,954	*
Achille M. Bigliardi(7)	313,600	3.0
Robert A. Mello	43,870	*
Kenneth R. Castleman	38,080	*
Thermo Amex Convertible Growth Fund I, L.P.(5)	2,000,000	19.3
Digital Imaging Technologies, Inc.(6)	853,040	7.6
Fred H. Deindoerfer(7)	541,421	5.1
Directors and Executive Officers as a Group (9 persons)	1,303,459	11.5

*	Less than 1%.

(1)	Unless otherwise indicated, the mailing address of each person is c/o the Company, 9172 Eton Avenue, Chatsworth, California 91311.

(2)	Includes warrants and options exercisable on or within 60 days of March 12, 2002 held by directors, executive officers and former executive officers as follows: Dr. O’Malley (369,593 shares), Mr. Besbeck

(99,000 shares), Dr. Kelley (120,000 shares), Dr. Nadeau (78,200 shares), Mr. Garcia (20,000 shares), Mr. Bigliardi (160,300 shares), Mr. Mello (33,000 shares), Dr. Castleman (36,980 shares) and Dr. Deindoerfer (177,860 shares)

(3)	Based on 10,374,359 shares of stock outstanding as of March 12, 2002.

(4)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the common stock. Shares of common stock issuable upon exercise of warrants and options exercisable on or within 60 days of March 12, 2002 are deemed outstanding for purposes of computing the number and percentage of shares owned by the person holding such warrants or options but are not deemed outstanding for computing the percentage held by any other person.

(5)	The mailing address for Thermo Amex Convertible Growth Fund I, L.P. is Suite 1B, 4 Lafayette Court, Greenwich, Connecticut 06830. The fund shares voting and dispositive power over these securities with Thermo Amex Finance, L.P., Thermo Amex Management Company, Inc. and Thermo Electron Corporation. The information in the table and this footnote are based on the Schedule 13D filed jointly by all four entities on January 10, 1997, the subsequent conversion of the preferred shares described in the Schedule 13D and the expiration of the warrant described in the Schedule 13D.

(6)	Consists entirely of a warrant to purchase 853,040 shares of common stock. The mailing address for Digital Imaging Technologies, Inc. is 2950 North West Loop, Suite 1050, Houston, Texas 77092. Digital Imaging Technologies, Inc. shares voting and dispositive power over these securities with Edward Randall, III. The information in the table and this footnote are based on the Schedule 13D filed jointly by Digital Imaging Technologies, Inc. and Edward Randall, III on August 8, 1996.

(7)	Does not include 2,000 shares of Series B callable preferred stock held by each of these individuals. As of March 12, 2002, 2000 shares of the Series B callable preferred stock could have been converted by the Company into 2,609 shares of common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth the annual and long-term compensation of the Company’s Chief Executive Officer and up to four of the other most highly compensated individuals serving as executive officers at December 31, 2001, whose total annual salary and bonus exceeded $100,000 for the fiscal year (the Named Officers).

							Long-Term
	Annual Compensation						Compensation

					Other Annual		Number of Shares	All Other
Name and Principal Positions	Year(1)		Salary	Bonus	Compensation(2)		Underlying Options	Compensation(3)

John A. O’Malley	2001		$250,300	$100,000	$14,491	(5)	50,000	1,844(10)
Chairman of the Board, President	2000		250,300	225,000	17,185	(5)	0	1,844(10)
And Chief Executive Officer	1999	(4)	218,866	60,000	42,787	(5)	273,000	864(7)
Achille M. Bigliardi	2001		209,673	0	0		30,000	2,564(9)
Corporate Vice President and	2000		198,971	150,000	0		50,000	2,564(9)
President of Iris Diagnostics	1999		187,805	50,000	28,650	(6)	50,000	2,464(9)
Robert A. Mello	2001		144,367	30,000	10,000	(6)	26,000	2,564(8)
Corporate Vice President	2000		98,392	50,000	0		50,000	538(7)
And President of StatSpin
Kenneth R. Castleman	2001		189,172	0	0		11,000	2,564(8)
President, of Advanced Digital Imaging Research, LLC

(1)	Years represent calendar years. Information is provided only for those years in which the individual served as an executive officer.

(2)	Other Annual Compensation consists of (a) the dollar value of the difference between the price paid for common stock purchased under the Company’s Employee Stock Purchase Plan and the fair market value of such shares on the date of purchase (“ESPP benefits”) and (b) automobile allowances. It does not include the value of perquisites because the aggregate value of perquisites did not exceed the lesser of $50,000 or 10% of any named executive officer’s salary and bonus for the applicable years.

(3)	All Other Compensation consists of (a) premiums paid for term life insurance for the benefit of executive officers (“life insurance premiums”) and (b) matching contributions to the Company’s 401(k) plan for the benefit of executive officers (“401(k) matching contributions”).

(4)	John O’Malley became Chairman of the Board of the Company in the first quarter of 2000 and became President and Chief Executive Officer of the Company in the third quarter of 1999.

(5)	Consists of $0, $0 and $37,500 in ESPP benefits and $14,491, $17,185 and $5,287 in automobile allowances for 2001, 2000 and 1999, respectively.

(6)	Consists entirely of ESPP benefits.

(7)	Consists entirely of life insurance premiums.

(8)	Consists of $864 for life insurance premiums and $1,700 in 401(k) matching contributions.

(9)	Consists of $864, $864 and $864 for life insurance premiums and $1,700, $1,700 and $1,600 in 401(k) matching contributions for 2001, 2000 and 1999, respectively.

(10)	Consists of $144 for life insurance premiums and $1,700 in 401(k) matching contributions.

Option Grants in Last Fiscal Year

      The following table sets forth certain information regarding stock option grants during 2001 to the Named Officers. No stock appreciation rights were granted during the year.

					Potential Realizable
	Individual Grants(1)				Value at Assumed
					Annual Percentage Rates of
	Number of	% of Total			Stock Price Appreciation
	Shares	Options Granted			Per Option Term(2)
	Underlying	to Employees in	Exercise	Expiration
Name	Options	Fiscal Year	Price	Date	0%	5%	10%

John A. O’Malley	50,000	12.1	2.60	10/26/11	0	81,756	207,187
Achille M. Bigliardi	30,000	7.3	2.00	6/1/11	0	37,734	95,625
Robert A. Mello	26,000	6.3	2.00	6/1/11	0	32,703	82,875
Kenneth R. Castleman	11,000	2.7	2.00	6/1/11	0	13,836	35,062

(1)	Options vest annually in equal installments during the three years following the date of grant, unless described otherwise herein.

(2)	Based on the assumption that the market price of the underlying shares of common stock appreciate in value from the date of grant to the date of expiration at the annualized rates indicated. These rates are hypothetical rates mandated by the Securities and Exchange Commission, and the Company does not make any representations regarding future appreciation in the market price of the common stock.

(3)	Options vest over a six-month period, commencing January 1, 2002.

Aggregated Option Exercises in Last Year and Year-End Option Values

      The following table sets forth certain information regarding the exercise of stock options during 2001 by the Named Officers and the final year-end value of their unexercised options. None of the Named Officers exercised any stock appreciation rights during 2001 or held any such rights at year end.

			Number of Shares Underlying	Value of Unexercised
	Number of		Unexercised Options/SARs	In-The-Money Options/SARs
	Shares Acquired	Value	at Fiscal Year End	at Fiscal Year End(1)
Name	On Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

John A. O’Malley	0	0	352,980/51,020	441,210/1,520
Achille M. Bigliardi	0	0	153,900/80,500	170,526/63,688
Robert A. Mello	0	0	16,500/59,500	17,490/45,130
Kenneth R. Castleman	0	0	36,980/12,020	39,318/5,2120

(1)	Based on the difference between the market price of a share of common stock on December 31, 2001 and the exercise price of the options.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

      The Board of Directors held a total of eight meetings during 2001. The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. The Board recently formed a Nominating Committee for the coming year and will consider nominations submitted by stockholders in writing to the Secretary of the Company on or before December 31, 2002. Nominations should be mailed to the Company’s Headquarters, Attention: Mr. John Caloz, Secretary.

      The Audit Committee, which currently consists of Mr. Besbeck, Dr. Kelley and Dr. Nadeau, held four meetings during 2001. The Audit Committee reviews the scope and results of the year-end audit with management and the independent accountants and recommends to the Board of Directors selection of independent accountants for the coming year. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter was attached to last year’s proxy statement. In addition, the Board of Directors has determined that all of the members of the Committee are “independent”, as defined by the rules of The American Stock Exchange.

      The Compensation Committee, which currently consists of Dr. Nadeau and Mr. Besbeck, held three meetings during 2001. The Compensation Committee is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company’s stock option and stock purchase plans.

      All of the directors attended every meeting of the Board of Directors and the committees upon which such director served during 2001.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company’s stock option and stock purchase plans. During the year ending December 31, 2001, the Compensation Committee consisted of Dr. Richard G. Nadeau (Chairman) and Mr. Steven M. Besbeck.

Compensation Philosophy

      The Compensation Committee believes the Company’s future success depends in large part on retaining and motivating its executive officers. As a result, the Compensation Committee has adopted a general approach of compensating executives with cash salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies. To reward executives for their contributions to the achievement of Company-wide performance goals, incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive’s base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. In addition, to align its executives’ compensation with the Company’s business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives. It is the Company’s policy to encourage share ownership through the grant of stock option awards and stock purchases under the Employee Stock Purchase Plan.

      The Compensation Committee also considers the compensation levels of executive officers at other publicly-traded and private companies. The Compensation Committee has collected information regarding compensation levels at other companies over the last several years from a variety of sources, including proxy statements and compensation reports and surveys published or prepared by respected consulting firms. Using this information, the Compensation Committee generally establishes base compensation levels (including stock options) comparable to the median compensation levels of their counterparts at comparable companies.

Compensation Elements

      The Company’s compensation package for executive officers consists of a base salary, performance-based cash bonuses and stock options. The executive officers are also eligible to participate in most of the Company’s employee benefit plans.

      Base Salaries. Base salaries are initially targeted at average levels of comparable companies and then adjusted based on an assessment of individual performance and contributions.

      Management Incentive Bonus Plan. The Company has a Management Incentive Bonus Plan (MIBP) to reward participants with cash bonuses for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company and certain other key employees selected by the Compensation Committee participate in the MIBP. MIBP payouts are established at a level designed to ensure that when such payouts are added to a participant’s base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. Awards are generally made only to MIBP participants when their division of the Company, or the Company as a whole, exceeds planned operating income goals. However, certain Executive Officers are occasionally awarded bonuses based on attaining personal objectives set by the Compensation Committee and/or the Chief Executive Officer.

      Stock Option Plans. The Company uses stock option plans to provide employees with an opportunity to share with the stockholders in the long-term performance of the Company. The Compensation Committee generally grants stock options on a periodic basis to all eligible employees. Grants are also made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Stock options generally have a three-year vesting schedule and expire ten years from the date of grant. The exercise price is generally 100% of the market value of a share of Common Stock at the time of the grant.

      The Compensation Committee has established general guidelines for determining the size of periodic stock option grants based upon several factors, including the salary and performance of the recipient and the market price of the Common Stock at the time of grant. The size of the grants are targeted at competitive levels.

      Employee Stock Purchase Program. The Company maintains a stock purchase plan that permits all employees to purchase shares of Common Stock at a discount of 50% from the then current market price. Employees may invest up to 15% of their total compensation and must hold the shares for two years. If the employee resigns from the Company or is terminated for cause during the holding period, the Company may repurchase the shares at the employee’s original purchase price. The Company’s right to repurchase the shares automatically terminates under certain circumstances such as a sale of the Company.

Compensation of Chief Executive Officer

      The Compensation Committee gave Dr. O’Malley a $100,000 cash bonus for 2001 based on (1) improvement of the market value of the Company and (2) the achievement of extraordinary accomplishments (not directly affecting operating earnings or stock value).

Compensation of Other Executive Officers

      The Compensation Committee established a formula early in the year for the amount to be allocated to the MIBP based primarily on exceeding preset goals for operating income. In determining the formula, the Compensation Committee considered (1) the potential size of the bonus pool relative to the goal for operating income in the Board-approved profit plan and (2) the challenge presented by the profit plan in the current business environment. The Compensation Committee considered three factors in determining individual cash bonus awards for 2001: (a) the individual’s salary multiplied by his or her level of bonus participation (100% for executive officers), (b) the individual’s estimated contribution to the improvement of operating income and (c) the individual’s achievement of any other predefined performance goals assigned to the individual. The Compensation Committee relied primarily upon the evaluations and recommendations of the division managers and the Chief Executive Officer.

      Based on these factors, Mr. Mello was awarded a cash bonus of $30,000 for 2001 under the MIBP. See “Executive Compensation — Summary Compensation Table.”

COMPENSATION COMMITTEE

Dr. Richard G. Nadeau (Chairman)
Mr. Steven M. Besbeck

COMPENSATION OF DIRECTORS

      In 2001, the Company paid an annual cash retainer to non-employee directors of $30,000 per year for normal, routine services as a Board member. Additional consulting time is compensated at the rate of $2,000 per day. During 2001, Mr. Besbeck, Dr. Kelley and Dr. Nadeau were paid $35,250, $34,500 and $58,500, respectively, for their services as directors during that year. The Company also awarded each of these non-employee directors stock options for 20,000 shares of common stock in 2001. Dr. Kelley also serves as a part-time consultant on StatSpin matters and was paid $41,650 for these services in 2001. In addition, each non-employee director received a bonus of $12,000 for his services during 2001, which was paid in 2002.

AUDIT COMMITTEE REPORT

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. During the year ending December 31, 2001, the Audit Committee consisted of Mr. Steven M. Besbeck (Chairman), Dr. Thomas F. Kelley and Dr. Richard G. Nadeau.

      In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed under Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      Based upon a recommendation from the Audit Committee, the Company changed independent auditors in September 2001 and engaged BDO Seidman, LLP to serve as the independent auditors for the fiscal year ended December 31, 2001.

      The Committee has discussed with the independent auditors their independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence.

      The Committee discussed with the independent auditors the overall scope and plans for their audit.

      In reliance on the reviews and discussions to which reference is made above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

AUDIT COMMITTEE

Mr. Steven M. Besbeck (Chairman)
Dr. Thomas F. Kelley
Dr. Richard G. Nadeau

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

      The aggregate fees billed through March 31, 2002 for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year, were $82,449, $62,024 of which were attributable to BDO Seidman LLP and the remainder was attributable to PricewaterhouseCoopers LLP.

All Other Fees

      The aggregate fees billed through March 31, 2002 for services rendered to the Company, other than the services described above under “Audit Fees” for the fiscal year ended December 31, 2001, were $24,455, $20,090 of which were attributable to PricewaterhouseCoopers LLP and the remainder was attributable to BDO Seidman LLP. These fees relate to audit and tax activities in support of the Company.

FIVE-YEAR STOCK PRICE PERFORMANCE COMPARISON

      The following graph and table compare the cumulative total return on the Company’s Common Stock with the cumulative total return (including reinvested dividends) of the Standard & Poor’s 500 Index (S&P 500), and the Standard & Poor’s Health Care Index for the five years ending December 31, 2001, assuming that the relative value of the Common Stock and each index was $100 on December 31, 1996. The Company has discontinued use of the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stock because the Index is not widely disseminated. Amounts below have been rounded to the nearest dollar.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In July 1996, the Company acquired Perceptive Scientific Instruments from its parent company, Digital Imaging Technologies, Inc. (“DITI”). The Company paid a portion of the purchase price by issuing to DITI a $7.0 million Senior Subordinated Note and a warrant to purchase 875,000 shares of common stock.

      In March 2001, the Company refinanced the $7.0 million subordinated note with a new $3.0 million term loan from its lender, issued a new $3.5 million subordinated note to DITI and contributed $500,000 from the Company’s cash reserves. The term loan and the new subordinated note both amortize over three years. In connection with the refinancing, the Company issued a new 3-year warrant to DITI to purchase 853,040 shares of common stock at $1.90 per share, the closing price of the common stock on the date of the refinancing. The new warrant replaces an old warrant expiring July 2001 for the same number of shares. The note bears interest at the prime rate plus two percentage points, and the Company paid $463,717 of interest to DITI during 2001.

      During 2001, the Board of Directors authorized a five-year loan to Dr. O’Malley, the Company’s Chief Executive Officer, of up to $125,000 to assist with tax liabilities arising from participation in the Company’s Key Employee Stock Purchase Plan. The loan has an annual interest rate of 5 percent and is secured by 120,000 shares of Company common stock. The loan is payable solely from the proceeds of future sales of common stock of the Company.

PROPOSAL 1

ELECTION OF THE CLASS 3 DIRECTOR

      The Board of Directors currently consists of four directors divided into three classes — Class 1 (Mr. Besbeck and Dr. Nadeau), Class 2 (Dr. O’Malley) and Class 3 (Dr. Kelley) — with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. At last year’s annual meeting, the stockholders re-elected Dr. John A. O’Malley as the Class 2 director to hold office until 2004.

      At the Annual Meeting this year or any adjournments or postponements thereof, the Class 3 Director will be elected to serve until his successor is duly elected and qualified. The nominee for election as the Class 3 Director is Dr. Thomas F. Kelley. The Class 3 Director will serve until the year 2005 annual meeting or until his successor is elected and qualified.

      The accompanying proxy grants to the holder the power to vote the proxy for substitute nominees in the event that Dr. Kelley becomes unavailable to serve as a Class 3 Director. Management presently has no knowledge that Dr. Kelley will refuse or be unable to serve as the Class 3 Director for the prescribed term.

Vote Required; Recommendation of the Board of Directors

      Directors are elected by a “plurality” of the shares voted. “Plurality” means that the nominee with the largest number of votes is elected, up to the maximum number of directors to be chosen (in this case, one director). Stockholders can either vote “for” the nominee or withhold authority to vote for the nominee. However, shares that are withheld will have no effect on the outcome of the election. Shares held by brokers or other nominees for a beneficial owner and not voted (broker non-votes) also will not have any effect on the outcome of the election of the director.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF DR. KELLEY.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors, upon a recommendation of its Audit Committee, has selected the accounting firm of BDO Seidman, LLP as independent auditors of the Company for the fiscal year ending December 31, 2002, subject to ratification of the stockholders at the meeting. BDO Seidman, LLP has no financial interest of any kind in the Company except the professional relationship between auditor and client. A representative of BDO Seidman, LLP is expected to attend the meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

Vote Required; Recommendation of the Board of Directors

      Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions (as well as broker non-votes) will not have any effect on the outcome of the proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION.

OTHER PROPOSALS

      The Company is not aware of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

      If a stockholder wishes to present a proposal at the next annual meeting of stockholders, such a proposal must be received by the Company at its principal executive offices prior to December 19, 2002.

ANNUAL REPORT

      The Company’s Annual Report to Stockholders includes a copy of the Form 10-K (without exhibits) for the fiscal year ended December 31, 2001. The Annual Report and Form 10-K are not intended to be a part of this Proxy Statement or a solicitation of proxies.

NOTE REGARDING INCORPORATION BY REFERENCE TO THIS PROXY STATEMENT

      The Company routinely files with the Securities and Exchange Commission various registration statements and reports which may incorporate by reference part or all of this Proxy Statement. Those references are not intended to incorporate any of the information in this Proxy Statement under the headings “Compensation Committee Report on Executive Compensation” or “Five Year Stock Price Performance Comparison” unless those headings are specifically referenced by name in the registration statement or report.

By Order of the Board of Directors

John A. O’Malley
Chairman of the Board,
President and Chief Executive Officer

Chatsworth, California

April 18, 2002

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING IS ON JUNE 7, 2002. PLEASE RETURN YOUR PROXY IN TIME.

INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.

9162 Eton Avenue
Chatsworth, CA 91311
(818) 709-1244

PROXY	INTERNATIONAL REMOTE IMAGING SYSTEMS, INC. 9172 Eton Avenue Chatsworth, California 91311 ANNUAL MEETING OF STOCKHOLDERS Friday, June 7, 2002

      The undersigned, revoking previous proxies, hereby appoint(s) John A. O’Malley and John Y. Caloz, or any of them, attorneys, with full power of substitution, to vote all shares of common stock of International Remote Imaging Systems, Inc. (the “Company”) which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s Headquarters, located at 9172 Eton Avenue, Chatsworth, California, on Friday, June 7, 2002, at 3:00 p.m. and at any adjournments thereof. This proxy shall be voted on the proposals described in the Proxy Statement as specified below. Receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement is hereby acknowledged.

1. to elect one Class 3 Director.

☐ FOR Thomas F. Kelley	☐ WITHHOLD AUTHORITY to vote for Thomas F. Kelley

2. To ratify the selection of BDO Seldman, LLP as independent auditors of the Company for 2002:

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be signed and dated on the reverse side)

(Continued from other side)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR each of the Proposals.

This proxy will be voted as specified herein. If no specification is made, it will be voted FOR all of the proposals. As to any other matters which may properly come before the meeting or any adjournment thereof, the proxyholders are authorized to vote in accordance with their best judgment.

PLEASE COMPLETE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE IN TIME FOR THE MEETING IN JUNE 7, 2002

Date , 2002

Signature

Signature

NOTE: Please date and sign exactly a your name appears to the left. If stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles. If a partnership, please sign in the partnership name by an authorized partner.